UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 14, 2013

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

39 West 37 St. 8th Floor

New York, NY 10018

(Address of principal executive offices)

(212) 741-8181

(Issuer’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 14, 2013, Steven P. Ruse, Chief Financial Officer of Diligent Board Member Services, Inc. (“Diligent” or the “Company”), and the Company mutually agreed that he would resign from his position as Chief Financial Officer of the Company effective as of May 15, 2013. There were no disagreements between the Company and Mr. Ruse on any matter relating to the Company’s operations, policies or practices. Mr. Ruse will remain employed by the Company as its Executive Vice President of Finance.

Also on May 14, 2013, the Company announced that Carl D. Blandino, age 61, was appointed as Executive Vice President and Chief Financial Officer of Diligent effective as of May 15, 2013. From January 2007 through April 2012, Mr. Blandino served as Senior Vice President and Chief Financial Officer at CashEdge, Inc., a U.S. software-as-a-service (SaaS) provider of a mobile and online payments network and risk management services to financial institutions. Prior to his service at CashEdge, Inc., Mr. Blandino served as Chief Financial Officer at several U.S. public and private high technology and software companies, including most recently Open Solutions Inc., a provider of technology solutions to the financial services marketplace. He also spent over 10 years in public accounting in various management positions with Coopers & Lybrand and Deloitte Haskins & Sells, both international public accounting firms.

On May 15, 2013, the Company entered into an employment agreement with Mr. Blandino (the “Agreement”). The Agreement provides for: (i) a three-year term, (ii) an annual base salary at the rate of U.S. $315,000, (ii) an annual target bonus opportunity of not less than 50% of base salary (subject to the attainment of performance targets to be approved by the Compensation Committee of the Board), (iii) the grant of an option to purchase 260,000 shares of the Company’s common stock pursuant to the Company’s 2013 Incentive Plan (the “2013 Plan”), (iv) the grant of 110,000 restricted share units (“RSUs”) pursuant to the 2013 Plan, (v) the payment of six months’ base salary as severance in the event Mr. Blandino’s employment is terminated by the Company without “cause” or by Mr. Blandino for “good reason”, as set forth in the Agreement, and (vi) customary post-termination restrictive covenants in favor of the Company (including, confidentiality, non-competition and non-solicitation covenants). The Compensation Committee of the Board approved the grant of the equity awards described above and the exercise price of the option to purchase shares of common stock was set at U.S. $6.11 per share, based on the closing price for the Company’s common stock on the New Zealand Stock Exchange on May 15, 2013. The equity awards remain subject to shareholder approval of the 2013 Plan at the Company’s 2013 Annual Shareholders Meeting, and in the case of the RSUs, the effectiveness of a Registration Statement on Form S-8 covering the shares issuable pursuant to the 2013 Plan. The equity awards will vest in four equal installments on each anniversary of the Agreement, subject to Mr. Blandino’s continued employment as of such dates. Vesting is subject to acceleration in the event of a termination in connection with a change of control.

The foregoing is a summary of the terms of the Agreement and does not purport to be complete. A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

On May 15, 2013, New Zealand time, the Company issued a press release announcing the appointment of Mr. Blandino and Mr. Ruse’s new role. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Exhibits

(d) Exhibits

Exhibit
No.	Description
10.1	Employment Agreement, by and between the Company and Carl D. Blandino, dated as of May 15, 2013

99.1	Press Release, dated May 15, 2013, New Zealand Time

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2013	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Alessandro Sodi
Alessandro Sodi
Chief Executive Officer